                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                          HILLENBRAND INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                HILLENBRAND INDUSTRIES


                               NOTICE OF ANNUAL MEETING

                               TO BE HELD APRIL 8, 1997



    The annual meeting of shareholders of Hillenbrand Industries, Inc., an Indiana corporation, 700 State Route 46 East, Batesville, Indiana 47006-8835, will be held at the Sherman House in Batesville, Indiana, on Tuesday, April 8, 1997, at 10:00 o'clock a.m., local time, for the following purposes:

    (1)  To elect four members to the Board of Directors;

    (2)  To approve the Hillenbrand Industries, Inc. 1996 Stock Option Plan;

    (3) To ratify the appointment of Price Waterhouse LLP as independent auditors of Hillenbrand Industries, Inc.; and

    (4) To transact such other business as may properly come before the meeting and any adjournment of the meeting.

    The Board of Directors has fixed the close of business on February 14, 1997, as the record date for determining which shareholders are entitled to notice of and to vote at the meeting.

                        By Order of the Board of Directors



                        Mark R. Lindenmeyer
                        Secretary

February 28, 1997

                                       CONTENTS


                                                                          PAGE

VOTING                                                                        1
ELECTION OF DIRECTORS                                                         2
ABOUT THE BOARD OF DIRECTORS (INCLUDING DIRECTOR COMPENSATION)                7
APPROVAL OF  THE 1996 STOCK OPTION PLAN                                       9
RATIFICATION OF APPOINTMENT OF AUDITORS                                      14
EXECUTIVE COMPENSATION
    -SUMMARY COMPENSATION TABLE                                              15
    -LONG TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR                  16
    -COMPENSATION COMMITTEES' REPORT                                         17
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION                  23
COMPANY STOCK PERFORMANCE                                                    24
RETIREMENT PLANS                                                             25
COST OF SOLICITATION                                                         26
SHAREHOLDER PROPOSALS                                                        26
INCORPORATION BY REFERENCE                                                   27

EXHIBIT A - HILLENBRAND INDUSTRIES, INC. 1996 STOCK OPTION PLAN              A-1

                                HILLENBRAND INDUSTRIES

                                   PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of Hillenbrand Industries, Inc. (the "Company"), 700 State Route 46 East, Batesville, Indiana 47006-8835 [telephone (812) 934-7000], for use at the annual meeting of its shareholders to be held at the Sherman House in Batesville, Indiana, on April 8, 1997, at 10:00 a.m., local time, and at any adjournments of the meeting, and was mailed initially to shareholders on or about February 28, 1997. All shares represented by these proxies will be voted at this meeting in accordance with instructions given by shareholders. Where no instructions are given the shares will be voted (1) in favor of the election of the Board of Directors' nominees for four directors; (2) in favor of the approval of the Hillenbrand Industries, Inc. 1996 Stock Option Plan; (3) in favor of the ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company; and (4) in the discretion of the proxy holder upon such other business as may properly come before the meeting.

    The purpose of the annual meeting is to vote upon the matters set forth above. The Board of Directors is not aware of any other business which may come before the meeting. A shareholder executing and delivering the enclosed proxy may revoke it by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the annual meeting.

                                        VOTING

    The close of business on February 14, 1997, has been fixed as the record date for determining which shareholders are entitled to notice of and to vote at the annual meeting. On February 14, 1997, there were 68,796,966 shares of the Company's common stock issued and outstanding. Each share of common stock is entitled to one vote with respect to every matter submitted to a vote at the meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting.

    VOTES NECESSARY TO ADOPT PROPOSALS. A plurality of the votes cast is required for the election of directors. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at a meeting at which a quorum is present. The approval of the 1996 Stock Option Plan requires the affirmative vote of the holders of a majority of the outstanding common shares present in person or by proxy and entitled to vote. The affirmative vote of the holders of a majority of the votes cast is required for the ratification of the appointment of the auditors.

    A majority of the shares issued and outstanding constitutes a quorum.
Under Indiana law, once a share is represented for any purpose at a meeting it is deemed present for quorum purposes for the remainder of the meeting. For matters other than the approval of the 1996 Stock Option Plan, abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of the director nominees will result in fewer votes being cast with respect to a particular issue or nominee. With respect to the approval of the 1996 Stock Option Plan, abstentions will have the same effect as a vote against such issue and broker non-votes will not be treated as shares entitled to vote and will therefore have no effect.

                                ELECTION OF DIRECTORS

    The Articles of Incorporation and the Code of By-laws of the Company provide that members of the Board of Directors shall be classified with respect to the terms which they shall serve by dividing them into three classes. Each class consists of three or four members. At the upcoming annual meeting, four members of the Board of Directors in Class I shall be elected for three year terms expiring at the 2000 annual meeting, or until their successors are duly elected and qualified. The three directors in Class II and three directors in Class III were each previously elected to three year terms expiring at the 1998 and 1999 annual meetings, respectively.

    The enclosed proxy, unless authority is withheld, will be voted in favor of electing as directors the nominees listed for the terms indicated. If any one or more of these nominees should be unable to serve, the enclosed proxy may be voted for a substitute nominee selected by the Board of Directors or the Board of Directors may amend the Code of By-laws of the Company to reduce the number of directors.

NOMINEES:

                                       CLASS I

To be elected to serve three year terms expiring at the 2000 annual meeting:


                                                                        SERVED       SHARES(1)
                                                                         AS A      BENEFICIALLY            PERCENT OF TOTAL
                                                                        DIRECTOR    OWNED AS OF                SHARES
NAME                        AGE    PRINCIPAL OCCUPATION                  SINCE    FEBRUARY 14, 1997          OUTSTANDING
----                       ---    --------------------                  -----    -----------------          -----------
PETER F. COFFARO           68     CHAIRMAN OF THE BOARD PABCO           1987         46,674                    (2)
                                  FLUID POWER CO., OHIO VALLEY
                                  FLOORING, AND ANCHOR FLANGE COMPANY

EDWARD S. DAVIS            65     PARTNER, HUGHES HUBBARD               1974          4,000(3)                 (2)
                                  & REED, ATTORNEYS

LEONARD GRANOFF            70     PRESIDENT OF GRANOFF ASSOCIATES       1978         16,208                    (2)

W AUGUST HILLENBRAND       56     PRESIDENT AND CHIEF EXECUTIVE         1972      4,359,024(3)(4)              6.3%
                                  OFFICER OF THE COMPANY                                      (5)


DIRECTORS:

                                       CLASS II

Serving three year terms expiring at the 1998 annual meeting:



                                                                        SERVED       SHARES(1)
                                                                         AS A      BENEFICIALLY            PERCENT OF TOTAL
                                                                        DIRECTOR    OWNED AS OF                SHARES
NAME                        AGE    PRINCIPAL OCCUPATION                  SINCE    FEBRUARY 14, 1997          OUTSTANDING
----                       ---    --------------------                  -----    -----------------          -----------

LAWRENCE R. BURTSCHY       60     CHAIRMAN OF L.R.                      1970      5,974,832(5)(6)              8.7%
                                  BURTSCHY & COMPANY

DANIEL A. HILLENBRAND      73     CHAIRMAN OF THE BOARD                 1969      1,986,922(5)(7)              2.9%
                                  OF THE COMPANY

RAY J. HILLENBRAND         62     PERSONAL INVESTMENTS                  1970      2,399,380(5)(8)              3.5%


                                      CLASS III

Serving three year terms expiring at the 1999 annual meeting:


                                                                        SERVED       SHARES(1)
                                                                         AS A      BENEFICIALLY            PERCENT OF TOTAL
                                                                        DIRECTOR    OWNED AS OF                SHARES
NAME                        AGE    PRINCIPAL OCCUPATION                  SINCE    FEBRUARY 14, 1997          OUTSTANDING
----                       ---    --------------------                  -----    -----------------          -----------
JOHN C. HANCOCK            67     CONSULTANT                            1980        13,000(3)                  (2)

GEORGE M. HILLENBRAND II   57     PERSONAL INVESTMENTS                  1986     5,993,988(5)(9)               8.7%

JOHN A. HILLENBRAND II     65     PERSONAL INVESTMENTS                  1981(10) 3,742,414(5)(11)              5.4%


STOCK OWNERSHIP OF OTHER NAMED EXECUTIVE OFFICERS:


                                                                                     SHARES(1)
                                                                                   BENEFICIALLY            PERCENT OF TOTAL
                                                                                    OWNED AS OF                SHARES
NAME                        AGE    PRINCIPAL OCCUPATION                           FEBRUARY 14, 1997          OUTSTANDING
----                       ---    --------------------                           -----------------          -----------

LONNIE M. SMITH(12)        52     SENIOR EXECUTIVE VICE                               126,173(13)         (2)
                                  PRESIDENT

TOM E. BREWER              58     SENIOR VICE PRESIDENT & CHIEF                        41,340             (2)
                                  FINANCIAL OFFICER

MARK R. LINDENMEYER        50     VICE PRESIDENT, GENERAL                               2,386             (2)
                                  COUNSEL & SECRETARY

JAMES G. THORNE            55     VICE PRESIDENT-HUMAN                                  2,511             (2)
                                  RESOURCES


                                         -3-



ALL DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AS A GROUP,
CONSISTING OF 20 PERSONS.                                               19,818,613(3)(4)(6)(7)(8)(9)(11)(13)   28.8%


(1) The Company's only class of equity securities outstanding is common stock without par value. The Company is not aware of any person, other than members of the Hillenbrand family as indicated herein, beneficially owning more than five percent (5%) of the Company's common stock.

(2) Ownership of less than one percent (1%) of the total shares outstanding.

(3) Does not include deferred compensation in the form of deferred shares of common stock held on the books and records of the Company in the following amounts: Edward S. Davis - 4,358 shares; John C. Hancock - 4,008 shares; W August Hillenbrand - 144,283 shares; and other executive officers - 12,994 shares.

(4) Includes 2,471,451 shares owned of record by trusts, of which W August Hillenbrand is trustee or co-trustee; and 688,716 shares owned of record by a family partnership for the benefit of members of his family. Mr. Hillenbrand disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 217,174 shares owned of record and beneficially by his wife, Nancy K. Hillenbrand; 58,418 shares held of record by a charitable trust, of which Mr. Hillenbrand is a co-trustee; and 251,325 shares held by a limited partnership, of which Mr. Hillenbrand is a limited partner. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(5) John A. Hillenbrand II and Ray J. Hillenbrand are brothers. John A., Ray J., W August and George M. Hillenbrand II are nephews of Daniel A. Hillenbrand. Lawrence R. Burtschy is a son-in-law of George C. Hillenbrand, deceased, brother of Daniel A. Hillenbrand.

(6) Includes 4,804,920 shares owned of record by trusts, of which Lawrence R. Burtschy is co-trustee, for the benefit of certain members of the Daniel A. Hillenbrand and George C. Hillenbrand families; and 954,852 shares owned of record and beneficially by his wife, Elisabeth H. Burtschy. Mr. Burtschy disclaims beneficial ownership of these shares.

(7) Includes 72,400 shares held of record and beneficially owned by Daniel A. Hillenbrand's wife, Mary H. Hillenbrand. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(8) Includes 800,000 shares held of record by a trust, of which Ray J. Hillenbrand is trustee; 15,975 shares held of record by a charitable foundation, of which Mr. Hillenbrand is a trustee; and 1,414,120 shares held of record by family partnerships for the benefit of other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(9) Includes 4,804,920 shares owned of record by trusts, of which George M. Hillenbrand II is co-trustee, for the benefit of Mr. Hillenbrand and other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(10) John A. Hillenbrand II previously served as a Director of the Company from 1972 to 1979.

(11) Includes 16,240 shares held of record by his wife, Joan L. Hillenbrand; 590,096 shares held of record by trusts for the benefit of his children and grandchildren; and 2,498,392 shares held of record by a family partnership for the benefit of other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(12) Mr. Smith resigned as Senior Executive Vice President and as a director of the Company effective February 14, 1997.

(13) Includes 7,200 shares held of record by a family partnership. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

    Daniel A. Hillenbrand has been Chairman of the Board since 1972. Mr. Hillenbrand served as President of the Company from 1972 through October 20, 1981, and as Chief Executive Officer from 1972 through April 11, 1989. Mr. Hillenbrand had been employed by the Company throughout his business career until his retirement on April 30, 1989.

    W August Hillenbrand has been President of the Company since October 21, 1981 and was elected Chief Executive Officer of the Company on April 11, 1989. Mr. Hillenbrand has been employed by the Company throughout his business career. He is also a director of DPL, Inc. of Dayton, Ohio.

    George M. Hillenbrand II has devoted his business career to the management of personal and family investments.

    John A. Hillenbrand II has managed personal and family investments since 1979. He is also a director of PSI Energy of Plainfield, Indiana, CINergy Corp. of Cincinnati, Ohio and National City Bank, of Indianapolis, Indiana. Mr. Hillenbrand was employed by and active in the management of the Company prior to his resignation as an officer in 1979. He is also chairman, vice chairman, or a director of several privately owned companies.

    Ray J. Hillenbrand has been engaged in the management of personal and family investments for much of his career. Mr. Hillenbrand was employed by and active in the management of the Company prior to his resignation as an officer in 1977.

    Mr. Burtschy is Chairman of L.R. Burtschy & Company, an investment management company, and has been so engaged since 1969. Mr. Burtschy is also a director of Skyline Chili, Inc. of Cincinnati, Ohio, and a director or partner of several privately owned companies.

    Mr. Coffaro, a mechanical engineer, has devoted his career to the development of a number of manufacturing and distribution businesses. He is a director of several privately owned companies located in Cincinnati, Ohio.

    Mr. Davis, a partner in Hughes Hubbard & Reed, a New York law firm, has practiced law during his entire professional career. He is also a director of Cognitronics Corporation of Danbury, Connecticut.

    Mr. Granoff is President and director of Granoff Associates, a privately owned investment company in Providence, Rhode Island.

    Dr. Hancock, who holds a Ph.D. in Electrical Engineering, is a consultant. Until 1988, he was Executive Vice President for Corporate Development and Technology of United Telecommunications, Inc. (Sprint).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers and any person holding more than ten percent of the Company's common stock are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company is required to report in this proxy statement any failure to file or late filing occurring during 1996. Based solely on reports and other information from reporting persons, the Company believes that all of these filing requirements were satisfied by its directors, executive officers and ten percent beneficial owners, except that two reports concerning two transactions were filed late by John A. Hillenbrand II.

                             ABOUT THE BOARD OF DIRECTORS
                          (INCLUDING DIRECTOR COMPENSATION)

    The Board of Directors has the following standing committees: an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee and a Performance Compensation Committee. The Company does not have a nominating committee. During 1996, the Board of Directors of the Company held four meetings.

    The Executive Committee of the Board of Directors consists of Messrs. Lawrence R. Burtschy, Daniel A. Hillenbrand (Chairman), George M. Hillenbrand II, John A. Hillenbrand II, Ray J. Hillenbrand and W August Hillenbrand. The Executive Committee advises the Chief Executive Officer on business decisions of significant impact and on the business in general. Subject to limitations provided by law or the Code of By-laws, the Executive Committee exercises the power and authority of the Board of Directors as may be necessary during the intervals between meetings of the Board. The Executive Committee met three times during 1996.

    The Finance Committee of the Board of Directors consists of Messrs. Lawrence R. Burtschy, Daniel A. Hillenbrand (Chairman), George M. Hillenbrand II, John A. Hillenbrand II, Ray J. Hillenbrand and W August Hillenbrand. The Finance Committee reviews financial policies and procedures of the Company. It also makes recommendations to the Board of Directors on dividend policy, issuance and sale or repurchase of Company securities, and the investment of Company funds, including pension and thrift plans. The Finance Committee also advises on proposed acquisitions and divestments. During 1996, the Finance Committee held four meetings.

    The Audit Committee of the Board of Directors consists of Messrs. Peter F. Coffaro, Edward S. Davis (Chairman) and Daniel A. Hillenbrand. The Audit Committee annually recommends to the Board of Directors of the Company independent accountants for appointment by the Board of Directors as auditors of the books, records and accounts of the Company and its subsidiaries. The

Audit Committee reviews the services to be performed by the independent accountants; makes a determination regarding the possible effect of the performance of such services on the independence of the principal independent accountants; receives and reviews the reports submitted by the principal independent accountants of the Company; and takes such action with respect to such reports as it deems appropriate. In addition, the Audit Committee determines the duties and responsibilities of the internal auditing staff; reviews the annual program for the internal audit of the operational procedures of the Company; receives and reviews reports submitted by the internal auditing staff; and takes such action as it deems appropriate to assure that the interests of the Company are adequately protected, including the maintenance of accounting controls and standards. During 1996, the Audit Committee held four meetings.

    The Compensation Committee of the Board of Directors consists of Messrs. Peter F. Coffaro, Edward S. Davis (Chairman), John C. Hancock, Daniel A. Hillenbrand and W August Hillenbrand. The Compensation Committee annually reviews the performance contributions of the officers of the Company and makes recommendations to the Board of Directors for adjustments to the base salaries of those officers. The Compensation Committee also has general oversight responsibility for other compensation programs of the Company and reviews the structure, cost effectiveness, and competitive position of the Company's compensation programs. During 1996, the Compensation Committee held three meetings.

    The Performance Compensation Committee of the Board of Directors consists of Messrs. Peter F. Coffaro, Edward S. Davis, John C. Hancock and Daniel A. Hillenbrand (Chairman) and its Sub-Committee consists of Messrs. Peter F. Coffaro and John C. Hancock. The Performance Compensation Committee is responsible for the administration of the Company's Performance Compensation Plan, Restricted Stock Plan, and Senior Executive Compensation Program, except for those responsibilities designated to the Sub-Committee under those plans. The Performance Compensation Committee and/or its Sub-Committee selects participants, makes awards, establishes specific performance objectives, and assesses individual and subsidiary performance achievements against those previously established performance objectives. The Sub-Committee will be responsible for administering the 1996 Stock Option Plan. The Performance Compensation Committee held three meetings in 1996.

    During the Company's fiscal year ended November 30, 1996, each Director who was not a salaried officer or employee of the Company received an annual fee of $20,000 and a fee of $2,500 for each Board of Directors meeting attended through July, 1996. Beginning with the October 1996 Board of Directors meeting, this amount was increased to $3,000 for each board meeting attended. Directors who are members of the Audit, Finance, and Compensation Committees received $1,000 for each committee meeting attended. Directors were reimbursed for expenses incurred as a result of attendance at Board or committee meetings. Directors of the Company may defer receipt of directors' fees otherwise payable to them by the Company. Subject to shareholder approval of the Company's 1996 Stock Option Plan, non-employee Directors will receive non-qualified stock options to purchase 2,000 shares of common stock each year. Non-employee Directors are also eligible to participate in the Company's group term life insurance program in which premiums are paid by the Company. Death benefits, which are age related, range from $60,000 to $150,000.

    Daniel A. Hillenbrand has entered into a Consulting Agreement with the Company under which he is to provide consulting and advisory services to the Company, including advice on acquisitions and capital expenditures, until May 31, 1999, for which he receives an annual consulting fee of $505,289, as well as certain pension, health care, insurance and other benefits which totaled $111,793 during 1996. Mr. Hillenbrand has unique knowledge and extensive experience in the industries served by the Company, in part because of his long-term relationship with the Company, and in addition he is well-recognized as an innovator and leader in these industries. Therefore, consulting services from other sources would not be comparable to the services provided by Mr. Hillenbrand. Mr. Hillenbrand retired from the Company on April 30, 1989, but continues to serve as Chairman of the Board.

                        APPROVAL OF THE 1996 STOCK OPTION PLAN

    The Company seeks shareholder approval of the Company's 1996 Stock Option Plan (the "Plan"). Subject to shareholder approval, the Board of Directors adopted the Plan on July 9, 1996 and adopted an amended and restated Plan on January 20, 1997. The purpose of the Plan is to provide to officers, other key employees and non-employee directors of the Corporation and other key employees of 80% or greater owned, direct or indirect, subsidiaries of the Company (the "Subsidiaries") who are materially responsible for the management or operation of the business of the Company or a Subsidiary, a favorable opportunity to acquire common stock, thereby providing them with an increased incentive to work for the long-term success of the Company and the Subsidiaries and better enabling the Company and the Subsidiaries to attract and retain capable directors and executive personnel. The Board therefore recommends approval of the Plan.

    The description of the Plan contained in this proxy statement is qualified in its entirety by reference to the full text of the Plan, which is attached to this proxy statement as Exhibit A.

GENERAL INFORMATION

    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. Except with respect to options to be granted to non-employee directors, the Plan will be administered by the Sub-Committee of the Performance Compensation Committee of the Board of Directors (the "Committee"), which will be authorized to grant (i) incentive stock options under the Internal Revenue Code of 1986, (ii) non-qualified stock options, and (iii) stock appreciation rights to employees of the Company and the Subsidiaries who are designated by the Committee. Consistent with the terms of the Plan, the Committee will select the individuals to whom options will be granted, determine the time of grant for options, determine the number of shares subject to an option, establish the exercise price, determine the period during which an option may be exercised, specify the extent to which an option is an incentive stock option or non-qualified stock option, specify the extent to which stock appreciation rights will be awarded in conjunction with an option, and specify any other terms or conditions applicable to options. The exercise price of the options may not be less than the fair market value of the common stock on the date of grant. Incentive stock options granted to any holder of more than 10% of the combined voting power of all classes of stock must have an exercise price no less than 110% of the fair market value of the stock on the date of grant. No option may have a term longer than ten years and one day from the date of grant, except that incentive stock options may not have a term in excess of ten years. Incentive stock options granted to any holder of more than 10% of the combined voting power of all classes of stock may not have a term in excess of five years. Under a stock appreciation right, the optionee may surrender all or a part of an option and receive in exchange payment of no more than 100% of the excess of the fair market value of the common stock subject to the option on the date of exercise over the exercise price of the option. Currently, approximately 125 employees will receive grants of stock options. The number of employees receiving grants can be expected to vary from year to year. The maximum number of shares for which options may be granted in any calendar year to any individual shall not exceed 200,000.

    NON-EMPLOYEE DIRECTORS STOCK OPTIONS. Participation in this feature of the Plan would be limited to members of the Board of Directors who are not employees of the Company or any of its Subsidiaries ("Non-Employee Directors"). The Plan provides that each year, on the first day following the Company's Annual Meeting of Shareholders, each individual elected, reelected or continuing as a Non-Employee Director will automatically receive, in consideration for service as a director, non-qualified stock options to purchase 2,000 shares of common stock ("Director Options"). Under the Plan's formula, the exercise price for Director Options will be the average of the high and low prices on the date of the grant of the Company's common stock as traded on the New York Stock Exchange. Director Options become exercisable on the first anniversary of the date of grant and expire ten years from date of grant. After the Annual Meeting to be held on April 8, 1997, there will be nine Non-Employee Directors.

OTHER INFORMATION

    A total of 3,000,000 shares of the Company's common stock have been reserved for issuance under the Plan. In the event of changes affecting the Company's common stock such as mergers, reorganizations, consolidations, recapitalizations, liquidations, stock dividends, stock splits, share combinations, exchange of shares or other changes in the nature of the shares of common stock, the Committee (or in the case of Director Options, the members of the Board of Directors who are not Non-Employee Directors) may make appropriate adjustments in the number and class of shares reserved under the Plan, and in the number, class and/or price of shares subject to outstanding options, to prevent dilution or enlargement of rights. If options under the Plan terminate, expire or lapse for any reason, any common stock subject to such options shall again be available for the grant of options under the Plan. Payment to the option exercise price may be (1) in cash, (2) if the optionee may do so in conformity with the Securities Exchange Act of 1934 and if permitted by the applicable stock option agreement, by delivering a promissory note together with irrevocable instructions to a broker to deliver the option price in cash to the Company, (3) subject to the approval of the Committee in the case of employee stock options, by tendering shares of common stock owned by him or her for at least six (6) months having a fair market value equal to the exercise price, or
(4) any combination of such shares and cash.

    The grant of a non-qualified option under the Plan will generally have no immediate tax consequence to the Company or the optionee. However, the recipient of a non-qualified option generally will realize taxable ordinary income at the time of exercise of an option in an amount equal to the excess of the fair market value of the shares acquired at the time of such exercise over the exercise price. A like amount is generally deductible by the Company for federal income tax purposes as of that date.

    The grant of an incentive option under the Plan will have no immediate federal tax consequences to the Company or the optionee. Moreover, if the incentive option is exercised while the optionee is employed by the Company or a Subsidiary, is exercised within three months after the optionee ceases to be an employee of the Corporation or any of the Subsidiaries, is exercised after the optionee's death, or is exercised within one year after the optionee ceases to be an employee of the Company or any of the Subsidiaries if his or her employment was terminated because of permanent and total disability, the exercise of the incentive option will generally have no federal income tax consequences to the Company or the optionee.

    At the time a stock appreciation right is granted, an optionee will recognize no taxable income and there will be no tax consequences to the Company. The optionee will recognize taxable income at the time the stock appreciation right is exercised in an amount equal to the amount of cash and the fair market value of the shares of common stock received upon such exercise.
The income recognized on the exercise of a stock appreciation right will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction with respect to the exercise of a stock appreciation right in an amount equal to the amount of ordinary income recognized by the optionee upon such exercise.

    The Company has the power and right to withhold, or require an optionee to remit to the Company, an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any grant, exercise or payment made under or as a result of the Plan.

    Upon approval of the Company's shareholders, the Plan will be effective on July 9, 1996 and will terminate on July 9, 2006, unless terminated earlier by the Board of Directors or extended by the Board with the approval of the shareholders. The Board may amend the Plan as it deems advisable except that, without shareholder approval, the number of shares of common stock reserved for issuance under the Plan may not be increased, the period during which an option may be exercised may not be extended beyond ten years and one day from the day on which the option may be granted, the class of employees to whom the options may be granted may not be materially modified and no amendment may be made to the Plan which requires shareholder approval under applicable law or the rules of the New York Stock Exchange.

    Subject to shareholder approval of the Plan, 2,000 options will be granted to each Non-Employee Director on April 9, 1997. Also subject to shareholder approval of the Plan, the Committee intends to grant the following non-qualified options in April 1997.

              Name and Position                            Number of Options
              -----------------                            -----------------
         W August Hillenbrand, President                         30,000
           and Chief Executive Officer
         Tom E. Brewer, Senior Vice President                     8,000
           and Chief Financial Officer
         Mark R. Lindenmeyer, Vice President,                     4,000
           General Counsel and Secretary
         James G. Thorne, Vice President - Human Resources        4,000

         Executive Officers as a Group (11 persons)              63,000

         Non-Executive Officer Employees as a Group             211,000

    Because the value of options granted under the Plan will depend on the Company's future share price, the value of such options is not determinable. No options were granted under the Plan with respect to periods ending November 30, 1996.

    The affirmative vote of the holders of a majority of the outstanding shares of the common stock of the Company present in person or by proxy and entitled to vote is required to approve the Plan. Shares voted for the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes cast for or against the proposal and will not be treated as shares entitled to vote.

    On February 14, 1997, the closing price of the Company's common stock on the New York Stock Exchange was $37 5/8 per share.

    The Board of Directors believes that the Plan will be important for attracting key employees and outside directors and that implementation of the Plan is in the best interests of the shareholders and the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1996 STOCK OPTION PLAN.

                       RATIFICATION OF APPOINTMENT OF AUDITORS

    Subject to shareholder ratification, the Board of Directors of the Company has appointed the firm of Price Waterhouse LLP, certified public accountants, as independent auditors to make an examination of the financial statements of the Company for its fiscal year ending November 29, 1997. The appointment was made upon the recommendation of the Audit Committee, which is composed of members of the Board of Directors who are not officers or otherwise employees of the Company. A representative of Price Waterhouse LLP will be present at the annual meeting with an opportunity to make a statement, if he so desires, and will respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                                EXECUTIVE COMPENSATION

    The following tabulation and notes set forth the compensation paid or accrued by the Company during the three fiscal years ended November 30, 1996, December 2, 1995 and December 3, 1994 to the Chief Executive Officer and each of the other four most highly compensated executive officers.

                              SUMMARY COMPENSATION TABLE




---------------------------------------------------------------------------------------------------------
                                                   Annual Compensation             Long Term
                                                                                 Compensation
                                                                                    Payouts
                                       ------------------------------------------------------------------
                                                                         Other                All Other
                                                                        Annual      LTIP       Compen-
       Name and                                                      Compensation  Payouts      sation
   Principal Position        Year      Salary $          Bonus $         $(1)       $(2)         $(3)
   ------------------        ----      --------          -------         ----       ----         ----
---------------------------------------------------------------------------------------------------------
W AUGUST HILLENBRAND         1996      $690,972         $623,633     $ 105,023       $0       $186,032
President & Chief Executive  1995      $657,987               $0     $  78,853       $0       $146,177
Officer                      1994      $638,367               $0     $  77,340       $0       $128,727
---------------------------------------------------------------------------------------------------------
LONNIE M. SMITH(4)           1996      $539,677         $487,080     $  80,927       $0       $ 53,180
Senior Executive             1995      $514,057               $0     $  65,450       $0       $ 43,827
Vice President               1994      $498,827               $0              (5)    $0       $ 39,841
---------------------------------------------------------------------------------------------------------
TOM E. BREWER                1996      $304,308         $183,000              (5)    $0       $ 55,819
Senior Vice President &      1995      $293,423               $0              (5)    $0       $ 46,557
Chief Financial Officer      1994      $286,827               $0              (5)    $0       $ 36,846
---------------------------------------------------------------------------------------------------------
MARK R. LINDENMEYER          1996      $194,423         $117,000              (5)    $0       $ 25,667
Vice President, General      1995      $182,192               $0              (5)    $0       $  5,440
Counsel & Secretary          1994      $173,615               $0              (5)    $0       $  4,975
---------------------------------------------------------------------------------------------------------
JAMES G. THORNE (6)          1996      $179,865         $108,300              (5)    $0       $  3,000
Vice President               1995      $166,635               $0              (5)   N/A       $  3,000
Human Resources              1994      $148,173               $0              (5)   N/A       $  1,848
---------------------------------------------------------------------------------------------------------


FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1) Consists of the cost of perquisites and other personal benefits provided by the Company. Included in the 1996 amounts shown for W August Hillenbrand are $79,253 for financial planning services reimbursed. Included in the 1996 amounts shown for Lonnie M. Smith are $24,214 and $21,006 for financial planning services and life insurance reimbursed respectively.

(2) The amounts appearing in this column are the values as of November 30, 1996, December 2, 1995 and December 3, 1994 of the shares earned under the Senior Executive Compensation Program for 1994-1996, 1993-1995 and 1992-1994 performance cycles respectively.

(3) All other compensation earned or allocated in 1996 is as follows:

                         PENSION CONTRIBUTIONS   ABOVE MARKET
                        SUPPLEMENTAL 401(k)    INTEREST EARNED  TOTAL
                        ------------ ------    ---------------  -----

W AUGUST HILLENBRAND    $157,155     $3,000    $25,877          $186,032
LONNIE M. SMITH         $ 50,180     $3,000    NONE             $ 53,180
TOM E. BREWER           $ 45,305     $3,000    $ 7,514          $ 55,819
MARK R. LINDENMEYER     $ 22,475     $3,000    $   192          $ 25,667
JAMES G. THORNE         NONE         $3,000    NONE             $  3,000


(4) Lonnie M. Smith resigned as Senior Executive Vice President and as a director of the Company effective February 14, 1997.

(5) Amounts do not exceed disclosure thresholds established under SEC rules.

(6) James G. Thorne has served as an executive officer of the Company since April 11, 1994. Prior to that time, Mr. Thorne served as an officer of a subsidiary of the Company beginning on June 14, 1993.

                         LONG TERM INCENTIVE PLANS -  AWARDS
                                 IN LAST FISCAL YEAR

    The following table gives information regarding long term incentive plan awards made during fiscal year 1996 to each of the named executive officers.



                                                                     ESTIMATED FUTURE
                       NUMBER OF       PERFORMANCE OR OTHER     PAYOUTS UNDER NON-STOCK PRICE-BASED PLANS
                   SHARES, UNITS OR         PERIOD UNTIL        -----------------------------------------
     NAME           OTHER RIGHTS(1)    MATURATION OR PAYOUT     THRESHOLD #              TARGET #                 MAXIMUM #
     ----           ---------------    --------------------     -----------              --------                 ---------
W AUGUST HILLENBRAND    11,622               1996/1998               1                   11,622                     23,244
LONNIE M. SMITH (2)     9,077                1996/1998               1                    9,077                     18,154
TOM E. BREWER           3,070                1996/1998               1                    3,070                      6,140
MARK R. LINDENMEYER     1,963                1996/1998               1                    1,963                      3,926
JAMES G. THORNE         1,817                1996/1998               1                    1,817                      3,634


FOOTNOTES TO LONG TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

(1) Performance share award based on participation in the Senior Executive Compensation Program. Payout of award is dependent on specified levels of shareholder value created during a three year period. The target amount will be earned if 100% of targeted shareholder value created is achieved. Incremental amounts above the threshold will be earned at the achievement of 21% of the targeted shareholder value created and the maximum award is based on achievement of 150% of the targeted shareholder value created.

(2) Mr. Smith resigned as Senior Executive Vice President and as a director of the Company effective February 14, 1997. Under the terms of the Senior Executive Compensation Program, the long term incentive plan awards made to Mr. Smith in 1996 have terminated.

                           COMPENSATION COMMITTEES' REPORT

    The Compensation Committee and the Performance Compensation Committee of the Board of Directors, under the direction of the Board of Directors, have prepared the following report for inclusion in this proxy statement. This report sets forth the compensation policies applicable to the Company's executive officers and the relationship of corporate performance to executive compensation. The functions of each Committee and of a sub-committee of one of them are divided in order to meet applicable legal requirements, but those committees are collectively referred to in this report as the Committee.

COMPENSATION PHILOSOPHY

    The Company's compensation programs reflect a long-standing and strongly held belief in the principle of performance oriented compensation. The values that are integral to the design and operation of the Company's compensation administration and plan designs include:

    - creating long term shareholder value as the cornerstone of the Company's compensation philosophy

    - linking compensation programs to the achievement of business strategies in each subsidiary

    - having financial objectives at the subsidiary level that reflect the performance expectations of the Company for that entity

    -    emphasizing variable pay rather than fixed compensation

    Performance expectations reflect the Company's commitment to continuous improvement. When expectations are met or exceeded, variable compensation should be paid; to the extent expectations are not met, variable incentive compensation should not be paid.

    The compensation package for the senior executives of the Company is comprised of base salary, an annual cash incentive, a three-year performance opportunity, and benefits which are generally available in companies of similar size. The Board of Directors is recommending shareholder approval of a stock option plan.

COMPENSATION ELEMENTS

    1.   BASE SALARY

         At the senior executive level, base salaries are conservative when compared with companies of similar size and financial performance. Emphasis in the Company's compensation programs is placed on variable or "at risk" compensation rather than on base salary. The Compensation Committee reviews the base salaries of the executive officers on an annual basis. Adjustments to base salaries result from an assessment of the performance contributions of each executive in relationship to that executive's scope of responsibility. The Compensation Committee also examines the overall competitive position of the base salaries of its executive officers in relation to companies of similar size and financial performance. The Committee maintains an appropriate position for other compensation elements, i.e. short term incentive compensation, perquisite compensation, long term incentive compensation, and other benefit programs including life insurance and pension benefits. The Company rewards the creation of sustainable long term shareholder value and as a result places greater emphasis on variable compensation than on base salary.

         Effective June 22, 1996 the Board of Directors acted on the recommendation of the Compensation Committee to increase the compensation of W August Hillenbrand by 5%. Prior to making the adjustment the Compensation Committee reviewed the year to date performance of each of the subsidiaries, the financial performance of the Company, and the performance contributions of Mr. Hillenbrand in relationship to performance objectives, such as management of cash flow and return on equity, and made an assessment of the degree to which he was contributing to the creation of long term shareholder value. The Compensation Committee also reviewed competitive compensation information provided by an independent consulting firm prior to recommending to the Board of Directors the adjustment to Mr. Hillenbrand's base salary. The Compensation Committee utilized the services of an independent compensation consulting firm to provide marketplace competitive information regarding base salaries of executive officers. The Company compared its officers' base salaries with those of other diversified manufacturing firms. The Company also examined the base salaries of its executive officers with the base salary practices of companies who have generated similar total shareholder returns. Other executive officers were granted adjustments to their base salaries at the same time based both upon their performance contributions, such as management of cash flow, during the preceding twelve months and marketplace comparisons. Adjustments to the base salaries of the other executive officers were recommended by the Compensation Committee and approved by the Board of Directors.

    2.   PERQUISITES

         The senior executive officers are eligible for perquisite compensation under the Company's Senior Executive Compensation Program (the "Program"). The annual amount of a perquisite account is limited to 10% of each participant's base salary or such other limits as may be imposed on participants by the Committee (in the case of participants who are members of the Office of the President and certain other senior executives) and by the Chief Executive Officer of the Company (in the case of other participants). Perquisite compensation may be used to pay for supplemental health care, insurance benefits, financial planning assistance, club membership fees or Company common stock. All or a portion of perquisite compensation may be deferred to be paid in cash at the end of the deferral period.

    3.   INCENTIVE COMPENSATION

    a.   SHORT TERM INCENTIVE COMPENSATION

         Under the terms of the Program, the Committee establishes specific financial and non-financial objectives for each subsidiary and for the Company overall. Each subsidiary is measured and rewarded based upon its performance contributions and the performance of its strategic business units. Short term financial performance objectives are established annually at levels which generally represent continuous improvement over prior years' results. Non-financial performance objectives are established to assure proper attention by each subsidiary to those non-financial factors which are necessary for long term shareholder value creation. Achievement of financial objectives determines how much short term incentive compensation is potentially available for distribution in each subsidiary; achievement of both the financial and non-financial objectives determines how much incentive compensation will actually be paid. The Committee established financial and non-financial objectives to maintain the appropriate balance between the short and long term performance expectations of shareholders.

         The amount of short term incentive compensation is determined by first establishing a performance base ("Performance Base") and a target ("Target") for each subsidiary. The Performance Base and Target for members of the Office of the President and the Company's Vice Presidents are recommended by the Chief Executive Officer of the Company and approved by the Committee. The Performance Base and Target for each participant in the Program who is a chief executive officer of a subsidiary are approved by the Office of the President. The Performance Base and Target for other participants who are employees of the Company are established and approved by the Office of the President and the Performance Base and Target for participants who are employees of subsidiaries of the Company are established by the chief executive officer of such subsidiary. The Performance Base and Target for members of the Office of the President are directly related to the return on shareholder equity of the Company or as otherwise determined by the Committee. Goals for other participants include both financial and non-financial measures and may reflect the accomplishment of tactical and strategic plans of each subsidiary.

         Short term incentive compensation opportunity is equal to 60% of base salary for members of the Office of the President; 50% of base salary in the case of a chief executive officer of a subsidiary; 40% of base salary for corporate or subsidiary senior executives; and 30% for all other executive participants. Attainment of the Performance Base results in short term incentive compensation equal to 50% of the above scale. Short term incentive compensation of up to 150% of the amount of the above scale may be paid. Achievement above Performance Base is paid according to a formula recommended by the Office of the President and approved by the Committee.

         Short term incentive compensation is calculated for each senior executive participant at the end of each fiscal year. Short term incentive compensation is payable in cash after forty days, but within seventy-five days, after the end of the fiscal year. All or a portion of short term incentive compensation may be deferred by the employee and invested either in cash or common stock to be paid at the end of the deferral period.

         Executive officers of the Company were awarded cash bonuses in January 1997 based upon the achievement of return on shareholder equity objectives established by the Committee at the beginning of the 1996 fiscal year.

    b.   LONG TERM INCENTIVE COMPENSATION

         Under the terms of the Program, the Committee reviews the business plans of each of the subsidiaries and the performance expectations of the Company overall at the commencement of each fiscal year. The performance history and expected performance contributions of each subsidiary provide the appropriate foundation for the Committee to establish performance objectives for long term compensation programs.

         The Committee recommends to the Board of Directors the establishment and administration of the Company's long term incentive compensation. The Committee designates participants in the long term component of the Program and establishes the shareholder value creation objectives for each subsidiary and for the Company for each three-year cycle of the Program. The Committee reviews a mathematically calculated analysis of a shareholder's risk-adjusted expectation for return on his or her investment in the Company's common stock. The Committee establishes specific performance objectives for each subsidiary and for the Company based upon the shareholder value calculation. For the executive officers of the Company, the base for the three-year cycle is established by taking the prior year's net income and dividing it by the weighted average cost of capital for the Company. During the three-year cycle, the positive and negative cash flows are measured and adjusted to account for their time value to the Company. At the end of the three-year period, the Company's net income is again capitalized by dividing it by the Company's weighted average cost of capital. The result of these calculations is compared with the present value of the base year's capitalized net income to determine if shareholder value exceeded calculated shareholder expectations. The sum of the performance objectives so established for the various subsidiaries is higher than calculated shareholder expectation for the Company as a whole, as calculated under this model. The level of performance so determined represents the minimum level of performance which must be achieved for payment of long term incentive compensation. The Committee further establishes a maximum level of shareholder value creation for which incentive compensation will be paid. Performance above that target level creates additional value for shareholders but does not result in additional payments to executive officers.

         The long term component of the Program affords executives the opportunity to become significant shareholders in the Company, thereby aligning the interests of shareholders and executives. At the commencement of each three-year cycle a performance opportunity for each participant is established. That opportunity is equal to 50% of base salary for members of the Office of the President; 45% of base salary in the case of a chief executive officer of a subsidiary; 30% of base salary for corporate or subsidiary senior executives; and 20% of base salary for all other executive participants. That opportunity is divided by the preceding year's average share price of the Company's common stock to determine the tentative award in shares of common stock. At the conclusion of the performance cycle the extent to which the financial performance of the Company exceeded the calculated expectations of shareholders is determined. To the extent that calculated shareholder expectations were exceeded, payouts are made under the Program, some of which may be required to be deferred.

    The range of award can be from 0 to 200% of the opportunity established for each executive at the outset of the cycle.

         Long term performance share compensation is payable at the end of the three-year cycle (but not sooner than forty days after the end of the cycle) in the form of shares of common stock. Payment of long term performance compensation is contingent upon a participant's continued employment throughout the three-year period to which the compensation relates. All or a portion of long term performance compensation earned may be deferred by the employee. All earned compensation above the 100% target achievement at the end of each cycle must be deferred until the later of age 62 or retirement and is subject to forfeiture in the event the employee voluntarily terminates employment within three years of the end of the cycle.

         During the 1994/1996 cycle the financial performance of the Company was below the performance targets for the Program's minimum payout; therefore no amounts were earned or paid to the executive officers of the Company for the 1994/1996 cycle.

    c.   STOCK OPTION PLAN

         During the past year, the Committee has reviewed and recommended for approval the 1996 Stock Option Plan. Providing for the opportunity to grant stock options to officers, other key employees and non-employee directors will help align those individuals interests with those of shareholders, will motivate executives to make strategic long-term decisions, and will better enable the Company to attract and retain capable directors and executive personnel. No awards under the 1996 Stock Option Plan were granted during the fiscal year ended November 30, 1996. Subject to shareholder approval, the Committee intends to grant non-qualified options to officers and other key employees in 1997.

                                        * * *
    Section 162(m) of the Internal Revenue Code limits tax deductibility of certain executive compensation in excess of $1 million per year unless certain requirements are met. The Program is designed to meet these requirements. The policy of the Performance Compensation Committee related to these requirements is to maintain a compensation program which maximizes the creation of long term shareholder value. The Committee's present intention is to comply with the requirements of Section 162(m) except in those limited cases where the Committee believes shareholder interests are best served by another approach.

    Respectfully submitted to the Company's shareholders by the Compensation Committee and the Performance Compensation Committee of the Board of Directors.

BY:  COMPENSATION COMMITTEE  BY:  PERFORMANCE COMPENSATION COMMITTEE

Peter F. Coffaro                  Peter F. Coffaro
Edward S. Davis (Chairman)        Edward S. Davis
John C. Hancock                   John C. Hancock

Daniel A. Hillenbrand             Daniel A. Hillenbrand (Chairman)
W August Hillenbrand

             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Peter F. Coffaro, Edward S. Davis, John C. Hancock, Daniel A. Hillenbrand and W August Hillenbrand served on the Compensation Committee during 1996, and Peter F. Coffaro, Edward S. Davis, John C. Hancock and Daniel A. Hillenbrand served on the Performance Compensation Committee during 1996.

    Daniel A. Hillenbrand, Chief Executive Officer of the Company until April 11, 1989, and currently Chairman of the Board of the Company, serves on both the Compensation Committee and the Performance Compensation Committee of the Company. W August Hillenbrand, President and Chief Executive Officer of the Company, serves on the Compensation Committee.

    Edward S. Davis, who is Chairman of the Compensation Committee and a member of the Performance Compensation Committee, is a partner in the law firm of Hughes Hubbard & Reed. The Company retains Hughes Hubbard & Reed as legal counsel.

                              COMPANY STOCK PERFORMANCE

    The following graph compares the cumulative total return for Hillenbrand common shares of the Company with the S & P 500 Index and S & P Manufacturing (Diversified Industrial) Index:



                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      AMONG HILLENBRAND INDUSTRIES, S&P 500 AND
                     S&P MANUFACTURING (DIVERSIFIED INDUSTRIALS)
                                 BASE = NOVEMBER 1991


    Date           Hillenbrand              S&P 500             S&P Mfg

    1991              $100                    $100               $100
    1992              $141                    $118               $117
    1993              $143                    $130               $141
    1994              $104                    $132               $144
    1995              $116                    $181               $211
    1996              $133                    $231               $297

    Assumes $100 invested in November 1991. Total return assumes that all dividends are reinvested when received.

                                   RETIREMENT PLANS

SAVINGS PLAN

    Under the Hillenbrand Industries, Inc., Savings Plan (the "Savings Plan"), officers of the Company and other employees may contribute through payroll deduction up to 15 percent of their base salary on a pre-tax basis, subject to certain maximum amounts established by the Internal Revenue Service, pursuant to
Section 401(k) of the Internal Revenue Code, into a choice of investment vehicles. The Company makes matching contributions of 40 percent of the first five percent of pre-tax contributions (prior to January 1, 1992, the Company contributed 25 percent of the first four percent of pre-tax contributions), subject to certain maximum amounts established by the Internal Revenue Service, and such amounts become fully vested after five years of service with the Company and its subsidiaries.

PENSION PLAN

    The Hillenbrand Industries, Inc. Pension Plan (the "Pension Plan") covers officers of the Company and other employees. Directors of the Company who are not employees of the Company or one of its subsidiaries are not eligible to participate in the Pension Plan. Contributions to the Pension Plan by the Company are made on an actuarial basis, and no specific contributions are determined or set aside for any individual.

    Employees, including officers of the Company, who retire under the Pension Plan receive fixed benefits calculated by means of a formula that takes into account the highest average annual base salary earned over five consecutive years and the employees' years of service. The following table shows approximate representative pension benefits based on a single life annuity calculation for the compensation and years of service indicated:

                 APPROXIMATE ANNUAL PENSION UPON RETIREMENT AT AGE 65



 HIGHEST AVERAGE BASE
SALARY FOR ANY PERIOD OF   5 YEARS     10 YEARS    15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
 5 CONSECUTIVE YEARS     OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
 -------------------     ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
    $  100,000            7,000       13,000        19,000       25,000        31,000      37,000       44,000        50,000
    $  200,000           15,000       29,000        43,000       57,000        71,000      85,000      100,000       114,000
    $  300,000           23,000       45,000        67,000       89,000       111,000     133,000      156,000       178,000
    $  400,000           31,000       61,000        91,000      121,000       151,000     181,000      212,000       242,000
    $  500,000           39,000       77,000       115,000      153,000       191,000     229,000      268,000       306,000
    $  600,000           47,000       93,000       139,000      185,000       231,000     277,000      324,000       370,000
    $  700,000           55,000      109,000       163,000      217,000       271,000     325,000      380,000       434,000
    $  800,000           63,000      125,000       187,000      249,000       311,000     373,000      436,000       498,000
    $  900,000           71,000      141,000       211,000      281,000       351,000     421,000      492,000       562,000
    $1,000,000           79,000      157,000       235,000      313,000       391,000     469,000      548,000       626,000


    The credited years of service under the Pension Plan and the 1996 calendar year base salaries for the officers named in the table are as follows: W August Hillenbrand - 36 years, $692,925; Lonnie M. Smith - 20 years, $541,200; Tom E. Brewer - 14 years, $305,000; Mark R. Lindenmeyer - 10 years, $195,000; and James
G. Thorne - 3 years, $180,500.

    The Internal Revenue Code limits the amount of benefits which may be paid under a qualified pension plan, such as the Company's Pension Plan. In order to be able to pay the full benefits which are earned as described in the paragraph and table above, the Company has established a non-qualified, unfunded pension plan for senior executives to pay the amounts which could not otherwise be paid because of the limitations established by the Internal Revenue Code. The Pension Plan is not subject to deductions for Social Security or other offset amounts.

                                 COST OF SOLICITATION

    The entire cost of solicitation of proxies by the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, facsimile, telephone and telegram by directors, officers and employees of the Company. The Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

                                SHAREHOLDER PROPOSALS

    Any proposal by a shareholder which is to be presented at the annual meeting to be held in 1998 must be received at the Company's principal executive offices in Batesville, Indiana, not later than December 29, 1997, in order to be included in the proxy statement and form of proxy relating to that meeting.

    Pursuant to the Code of By-laws of the Company, any proposal by a shareholder may not be presented at the annual meeting to be held in 1998 unless it is delivered to or mailed and received by the Secretary at the Company's principal offices in Batesville, Indiana, not later than 100 days prior to the anniversary of the April 8, 1997 annual meeting. If the date of the annual meeting to be held in 1998 is more than 30 days after such anniversary date, such notice will also be timely if received by the Secretary by the later of 100 days prior to the forthcoming 1998 annual meeting date and the close of business 10 days following the date on which the Company first makes public disclosure of the 1998 annual meeting date.

                              INCORPORATION BY REFERENCE

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates this proxy statement by reference, the Compensation Committees' Report and the line graph Comparison of Five Year Cumulative Total Return shall not be incorporated by reference into any such filings.


                                  Mark R. Lindenmeyer
                                  Secretary

February 28, 1997

                                                                       EXHIBIT A
                             HILLENBRAND INDUSTRIES, INC.
                                1996 STOCK OPTION PLAN


     1. PURPOSE. The purpose of the Hillenbrand Industries, Inc. 1996 Stock Option Plan (the "Plan"), as amended and restated on January 20, 1997, is to provide to officers (including officers who are members of the Board of Directors), other key employees and non-employee directors of Hillenbrand Industries, Inc. (the "Corporation") and other key employees of any of the eighty percent (80%) or greater owned, direct or indirect, subsidiaries of the Corporation (individually a "Subsidiary" and collectively the "Subsidiaries") who are materially responsible for the management or operation of the business of the Corporation or a Subsidiary, a favorable opportunity to acquire Common Stock, without par value, of the Corporation ("Common Stock"), thereby providing them with an increased incentive to work for the success of the Corporation and the Subsidiaries and to enable the Corporation and the Subsidiaries to attract and retain capable executive personnel. The two means by which an individual may acquire an option to purchase Common Stock are: (a) the grant to a key employee of an option to acquire shares of Common Stock (an "Option") in accordance with Section 5 hereof, and (b) the grant to a member of the Board of Directors of the Corporation who is not employed by the Corporation or a Subsidiary (an "Outside Director") of an option to acquire shares of Common Stock (a "Director Option") in accordance with Section 7 hereof.

     2. ADMINISTRATION OF THE PLAN. Except with respect to grants to an Outside Director of a Director Option in accordance with Section 7 hereof, the Plan shall be administered, construed and interpreted by the Subcommittee of the Performance Compensation Committee of the Corporation's Board of Directors (the "Committee"). The Committee must be composed of two or more persons who qualify as "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act") and as "outside directors" as defined in Treasury Reg. Section 1.162-27(e)(3). The decision of a majority of the members of the Committee shall constitute the decision of the Committee, and the Committee may act either at a meeting at which a majority of the members of the Committee is present or by a written consent signed by all members of the Committee. The Committee shall have the sole, final and conclusive authority to determine, consistent with and subject to the provisions of the Plan:

         (a) the individuals (the "Optionees") to whom Options are granted under the Plan;

         (b)  the time when Options shall be granted hereunder;

         (c) the number of shares of Common Stock of the Corporation to be covered under each Option;

         (d)  the price to be paid upon the exercise of each Option;

         (e)  the period within which each Option may be exercised;

         (f) the extent to which an Option is an incentive stock option or a non-qualified stock option;

         (g) the extent to which stock appreciation rights shall be awarded in conjunction with an Option; and

         (h) the terms and conditions of the respective agreements by which Options and stock appreciation rights shall be evidenced.

The Committee shall also have authority to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in the administration of the Plan.

    Those provisions of the Plan (including, but not limited to, Section 7) that are applicable to the administration, construction or interpretation of Director Options (the "Director Option Provisions") shall be administered, construed and interpreted by those members of the Board of Directors of the Corporation who are not Outside Directors (the "Inside Directors"). If at any time there are no Inside Directors, the chief executive officer and the treasurer of the Corporation shall be deemed to be the Inside Directors for all purposes of the Plan. The decision of a majority of the Inside Directors shall constitute the decision of the Inside Directors, and the Inside Directors may act either at a meeting at which a majority of the Inside Directors is present or by a written consent signed by all of the Inside Directors. The Inside Directors shall have the sole, final and conclusive authority to interpret and construe the Director Option Provisions and to prescribe, amend and rescind rules and regulations relating to the Director Option Provisions.

     3. ELIGIBILITY FOR OPTIONS. The Committee may, consistent with the purposes of the Plan, grant Options (and/or related stock appreciation rights) to officers and other key employees of the Corporation or of a Subsidiary who in the opinion of the Committee are from time to time materially responsible for the management or operation of the business of the Corporation or of a Subsidiary; provided, however, that in no event may any employee who owns (after application of the ownership rules in Section 424(d) of the Internal Revenue Code of 1986, as amended (the "Code")) shares of Common Stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Corporation be granted an incentive stock option hereunder unless at the time such option is granted the option price is at least 110% of the fair market value of the Common Stock subject to the

Option and such incentive stock option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted. Subject to the provisions of Section 4 hereof, an individual who has been granted an Option under the Plan, if he is otherwise eligible, may be granted an additional Option or Options if the Committee shall so determine. The maximum number of shares of Common Stock with respect to which Options or stock appreciation rights may be granted in any calendar year to any individual shall not exceed two hundred thousand (200,000).

     4. STOCK SUBJECT TO THE PLAN. There shall be reserved for issuance upon the exercise of Options (or stock appreciation rights awarded in conjunction with Options) and Director Options granted under the Plan three million (3,000,000) shares of Common Stock which may be authorized but unissued shares of the Corporation. Subject to Section 8 hereof, the shares for which Options and/or Director Options may be granted under the Plan shall not exceed that number. If any Option (including any stock appreciation right awarded in conjunction with the Option) or any Director Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall have terminated) become available for other Options or Director Options under the Plan. The number of shares of Common Stock available for Options or Director Options under the Plan shall not be increased by the fact that Options are exercised by the tendering of additional shares of Common Stock or by the fact that an Optionee elects to have shares of Common Stock withheld in accordance with Section 9 hereof.

     5. TERMS OF OPTION. Each Option granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate:

         (a) OPTION PRICE. The price to be paid for shares of Common Stock upon the exercise of an Option shall be the average between the high and the low of the Common Stock on the date of grant (or, if the date of grant is not a trading date, then on the last previous trading day), but such price in the case of an incentive stock option in no event shall be less than the fair market value, as determined by the Committee consistent with the requirements of Section 422 of the Code, of Common Stock on the date on which the Option is granted.

         (b) PERIOD FOR EXERCISE OF OPTION. An Option shall not be exercisable after the expiration of such period as shall be fixed by the Committee at the time such Option is granted, but such period in no event shall exceed ten (10) years and one (1) day from the date on which such Option is granted; provided, however, that incentive stock options shall have terms not in excess of ten (10) years; provided, further, that no Option shall be exercisable prior to the date on which the Plan is approved by the shareholders of the Corporation as required by Section 422 of the Code.

         (c) EXERCISE OF OPTIONS. The option price of each share of Common Stock purchased upon exercise of an Option shall be paid in full (1) in cash at the time of such exercise, or (2) if the Optionee may do so in conformity with Regulation T (12 C.F.R. Section 220.3(e)(4)) and without violating Section 16(b) or (c) of the 1934 Act (to the extent applicable) and if permitted under the agreement entered into by the Corporation and the Optionee relating to the Option, by delivering a properly executed exercise note together with irrevocable instructions to a broker to deliver promptly to the Corporation the total option price in cash and, if desired, the amount of any taxes to be withheld from the Optionee's compensation as a result of any withholding tax obligation of the Corporation or any of its Subsidiaries, as specified in such notice, or (3) subject to the approval of the Committee, by tendering to the Corporation whole shares of Common Stock owned by him for at least six (6) months having a fair market value equal to the cash exercise price of the shares with respect to which the Option is being exercised, or (4) subject to the approval of the Committee, any combination of such shares and cash. For this purpose, the fair market value of the shares tendered by the Optionee shall be computed as of the exercise date in such manner as determined by the Committee, consistent with the requirements of Section 422 of the Code. The Committee shall have the authority to grant Options exercisable in full at any time during their term, or exercisable in such installments, equal or non-equal, as the Committee shall determine. An Option may be exercised at any time or from time to time during the term of the Option as to any or all whole shares which have become subject to purchase pursuant to the terms of the Option (including, without limitation, any quotas with respect to option exercise) or the Plan.

         (d) TERMINATION OF OPTION. If an Optionee ceases to be an employee of the Corporation or one of the Subsidiaries or if there is a disposition of the Subsidiary for which the Optionee performed the majority of his services, any Option granted to him shall forthwith terminate unless the Option provides otherwise or the Committee otherwise agrees. Leave of absence approved by the Committee shall not constitute cessation of employment. Notwithstanding the foregoing provisions of this subsection
    (d), no Option shall be exercisable after the expiration of the period fixed by the Committee in accordance with subsection (b) above. All Options shall terminate if the Plan is not approved by the shareholders of the Corporation within the time period set forth in Section 15.

         (e) TRANSFERABILITY OF OPTION. An incentive stock option may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of the Optionee shall be exercisable only by the Optionee. The Committee shall have the discretion to determine the extent to which non-qualified stock options may be transferred by Optionees.

         (f) INVESTMENT REPRESENTATIONS. Unless the transfer of shares of Common Stock subject to an Option are registered under applicable federal and state securities laws, each Optionee by accepting an Option shall be deemed to agree for himself and his legal representatives that any Option granted to him and any and all shares of Common Stock purchased upon the exercise of the Option shall be acquired for investment and not with a view to, or for the sale in connection with, any distribution thereof, and each notice of the exercise of any portion of an Option shall be accompanied by a representation in writing, signed by the Optionee or his legal representatives, as the case may be, that the shares of Common Stock are being acquired in good faith for investment and not with a view to, or for sale in connection with, any distribution thereof (except in case of the Optionee's legal representatives for distribution, but not for sale, to his legal heirs, legatees and other testamentary beneficiaries). Any shares issued pursuant to an exercise of an option may, but need not, bear a legend evidencing such representations and restrictions.

         (g) MAXIMUM INCENTIVE STOCK OPTIONS. The aggregate fair market value (determined as of the time the Option is granted) of Common Stock subject to incentive stock options that are exercisable for the first time by an employee during any calendar year under the Plan or any other plan of the Corporation or any Subsidiary shall not exceed $100,000. For this purpose, the fair market value of such shares shall be determined as of the date the Option is granted and shall be computed in such manner as shall be determined by the Committee, consistent with the requirements of Section 422 of the Code. If the immediate exercisability of incentive stock options arising from the retirement, death or permanent and total disability of an Optionee consistent with the terms of the applicable option agreement or arising from any change of control of the Corporation in accordance with the applicable option agreement would cause this $100,000 limitation to be exceeded for an Optionee, such incentive stock options shall automatically be converted into non-qualified stock options as of the date on which such incentive stock options become exercisable but only to the extent necessary to comply with the $100,000 limitation.

         (h) AGREEMENT. Each Option shall be evidenced by an agreement between the Optionee and the Corporation which shall provide, among other things, that, with respect to incentive stock options, the Optionee shall advise the Corporation immediately upon any sale or transfer of the shares of Common Stock received upon exercise of the Option to the extent such sale or transfer takes place prior to the later of (a) two (2) years from the date of grant or (b) one (1) year from the date of exercise. The agreement shall include the Option term and exercise conditions.

         (i) CERTIFICATES. The certificate or certificates for the shares of Common Stock issuable upon an exercise of an Option shall be issued as promptly as practicable after such exercise. An Optionee shall not have any rights of a shareholder in respect to the shares of Common Stock subject to an Option until the date of issuance of a stock certificate to him for such shares. In no case may a fraction of a share be purchased or issued under the Plan, but if, upon the exercise of an Option, a fractional share would otherwise be issuable, the Corporation shall pay cash in lieu thereof.

         (j) NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan or in any agreement entered into pursuant hereto shall confer on any person any right to continue in the employ of the Corporation or the Subsidiaries or affect any rights of the Corporation, a Subsidiary, or the shareholders of the Corporation may have to terminate his service at any time.

         (k)  INCENTIVE STOCK OPTIONS AND NON-QUALIFIED STOCK  OPTIONS.
    Options granted under the Plan may be incentive stock options under
    Section 422 of the Code or non-qualified stock options. All Options granted hereunder shall be clearly identified as either incentive stock options or non-qualified stock options. In no event shall the exercise of an incentive stock option affect the right to exercise any non-qualified stock option, nor shall the exercise of any non-qualified stock option affect the right to exercise any incentive stock option. Nothing in the Plan shall be construed to prohibit the grant of incentive stock options and non-qualified stock options to the same person; provided, however, that incentive stock options and non-qualified stock options shall not be granted in a manner whereby the exercise of one non-qualified stock option or incentive stock option affects the exercisability of the other. No incentive stock option may be granted after the conclusion of a ten (10) year period commencing on the date the Plan is adopted.

     6. STOCK APPRECIATION RIGHTS. The Committee may award a stock appreciation right in conjunction with either an incentive stock option or a non-qualified stock option. Under a stock appreciation right, the Optionee may surrender all or a part of an Option and receive in exchange payment of no more than 100% of the excess of the fair market value of the Common Stock subject to the Option on the date of exercise over the exercise price of the Option. The award of a stock appreciation right shall be evidenced by an agreement between the Corporation and the Optionee, the provisions of which shall be determined by the Committee in accordance with the provisions of the Plan.

    A stock appreciation right may be exercisable at any date with respect to no more than the number of shares of Common Stock for which the related Option is exercisable. A stock appreciation right may be exercisable only when the per share fair market value (as determined in accordance with Section 5(a) hereof) of the Common Stock subject to the Option exceeds the per share exercise price of the Option. Each stock appreciation right shall terminate no later than the termination date of the related Option, and is transferable only with and to the extent that the related Option is transferable.

    The Committee may limit the payment on exercise of a stock appreciation right to less than 100% of the increase in value, as aforesaid, or it may set a maximum dollar amount of payment not to exceed 100% of the increase in value. Payment may be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. Notwithstanding any other provision in the Plan to the contrary, the Committee shall have the sole discretion either to (a) determine the form in which payment for the stock appreciation right will be made (i.e., cash, shares of Common Stock or a combination thereof), or (b) to consent to or disapprove the election of the Optionee to receive cash in full or partial settlement of the stock appreciation right. Such consent or disapproval must be given within seven (7) calendar days after the date on which the Optionee initially elects the form of payment. Upon exercise of a stock appreciation right respecting a given number of shares subject to the Option, the right to exercise the related Option respecting such shares shall automatically terminate.

    7. DIRECTOR OPTIONS. Director Options shall be granted as of the first day following each annual meeting of the Corporation's shareholders (a "Grant Date"). As of each Grant Date, each Outside Director serving as a director of the Corporation on that Grant Date shall automatically be granted a Director Option to purchase two thousand (2,000) shares of Common Stock, provided, however, that if on a Grant Date the number of remaining shares available for Director Option grants is not large enough to grant each Outside Director with a Director Option of two thousand (2,000) shares, the number of shares covered by the final Director Option for each Outside Director shall be reduced proportionately to the nearest whole share so that the number of shares granted under the Plan does not exceed the number of shares reserved under Section 4 hereof. Each Director Option granted under the Plan shall be a non-qualified stock option and shall be evidenced by a Director Stock Option Agreement between the Corporation and the Outside Director. The Director Stock Option Agreement shall specify the number of shares of Common Stock subject to the Director Option and shall also be subject to the following terms and conditions:

         (a) DIRECTOR OPTION PRICE. The price to be paid for shares of Common Stock upon the exercise of each Director Option shall be the average of the high and low prices of the Common Stock as traded on the New York Stock Exchange on the Grant Date; provided, however, that if the Grant Date falls on a day when shares of Common Stock are not traded, the option price of the Director Option shall be determined as of the first day following the Grant Date on which such shares are traded on the New York Stock Exchange.

         (b) PERIOD FOR EXERCISE OF DIRECTOR OPTION. A Director Option shall be exercisable any time during the period that begins twelve (12) months after the Grant Date on which such Director Option is granted and that ends on the ten (10) year anniversary of that Grant Date.

         (c) EXERCISE OF DIRECTOR OPTIONS. The option price of each share of Common Stock purchased upon exercise of a Director Option shall be paid in full (1) in cash at the time of such exercise, or (2) if the Outside Director may do so in conformity with Regulation T (12 C.F.R. Section 220.3(e)(4)) and without violating Section 16(b) or (c) of the 1934 Act (to the extent applicable) and if permitted under the agreement entered into by the Corporation and the Outside Director relating to the Director Option, by delivering a properly executed exercise note together with irrevocable instructions to a broker to deliver promptly to the Corporation the total option price in cash, or (3) by tendering to the Corporation whole shares of Common Stock owned by him for at least six (6) months having a fair market value equal to the cash exercise price of the shares with respect to which the Director Option is being exercised, or (4) any combination of such shares of Common Stock and cash. For this purpose, the fair market value of the shares tendered by the Outside Director shall be the average of the high and low prices of the Common Stock as traded on the New York Stock Exchange on the exercise date (or, if the Common Stock is not traded on that date, the first preceding date on which the Common Stock was traded on the New York Stock Exchange). A Director Option may be exercised at any time or from time to time during the term of the Director Option as to any or all whole shares which have become subject to purchase pursuant to the terms of the Director Option and the Plan.

         (d) TERMINATION OF DIRECTOR OPTION. If an Outside Director ceases to be a director of the Corporation for any reason other than death, any Director Option granted to that Outside Director may be exercised in whole or in part at any time within the three (3) year period immediately following the date on which his or her status as a director terminated. Leave of absence approved by the Inside Directors shall not constitute termination of status as a director. In the event of the death of an Outside Director while serving as a director of the Corporation, any Director Option granted to that Outside Director may be exercised in whole or in part by the executor or administrator of the Outside Director's estate or by the person or persons entitled to the Director Option by will or by applicable laws of descent and distribution within one (1) year after the date of the Outside Director's death, whether or not the Director Option was otherwise exercisable at such date of death. Notwithstanding the foregoing provisions of this subsection (d), no option shall be exercisable after the expiration of the period set forth in Section 7(b) above.

         (e) TRANSFERABILITY OF DIRECTOR OPTION. A Director Option may not be transferred by the Outside Director otherwise than by will or the laws of descent and distribution or as otherwise permitted by the applicable option agreement; provided, however, that a Director Option may be transferred by an Outside Director to a revocable trust, or any other trust qualifying as a "grantor trust" under Section 671-677 of the Internal Revenue Code of 1986, as amended, to be held during the lifetime of an Outside Director for his or her benefit and an Outside Director may transfer a Director Option to members of his or her immediate family, i.e., children, grandchildren and spouse, or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners or to such other persons or entities as may be determined by the Inside Directors.

         (f) CERTIFICATES. The certificate or certificates representing the shares of Common Stock issuable upon an exercise of a Director Option shall be issued as promptly as practicable after such exercise. An Outside Director shall not have any rights of a shareholder in respect to the shares of Common Stock subject to a Director Option until the date of issuance of a stock certificate representing such shares. In no case may a fraction of a share be purchased or issued under the Plan, but if, upon the exercise of a Director Option, a fractional share would otherwise be issuable, then the Corporation shall pay cash in lieu thereof.

         (g) NO RIGHT TO CONTINUED SERVICE. Nothing in this Plan or in any agreement entered into pursuant hereto shall confer on any person any right to continue as a director of the Corporation or affect any rights the Corporation or the shareholders of the Corporation may have to terminate that person's status as a director at any time.

     8. ADJUSTMENT OF SHARES. In the event of any change after the effective date of the Plan in the outstanding shares of Common Stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation, or any other change after the effective date of the Plan in the nature of the shares of Common Stock of the Corporation, the Committee (or, in the case of shares to be reserved for issuance pursuant to Director Options, the Inside Directors) shall determine what changes, if any, are appropriate in the number and kind of shares of Common Stock reserved under the Plan, in the number of shares which may be issued to any individual in any calendar year and in the option price under and the number and kind of shares of Common Stock covered by outstanding Options or Director Options granted under the Plan. Any determination of the Committee or the Inside Directors hereunder shall be conclusive.

     9. TAX WITHHOLDING. Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the Optionee or his legal representative to remit to the Corporation an amount sufficient to satisfy any federal, state and/or local tax withholding requirements prior to the delivery of any certificate or certificates for such shares, and whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local tax withholding requirements; provided, however, that notwithstanding the above and to the extent permitted by the Committee, an Optionee may make a written election to have shares having an aggregate fair market value sufficient to satisfy the applicable withholding taxes withheld from the shares otherwise to be received upon the exercise of the Option.

    10. AMENDMENT. The Board of Directors of the Corporation may amend the Plan from time to time, except that without the approval of the Corporation's shareholders:

         (a) the number of shares of Common Stock which may be reserved for issuance under the Plan may not be increased except as provided in Section 8 hereof;

         (b) the period during which an Option or Director Option may be exercised may not be extended beyond ten (10) years and one (1) day from the date on which such Option or Director Option was granted;

         (c) the class of employees to whom Options may be granted under the Plan may not be modified materially; and

         (d) no other amendment to the Plan may be made which requires the approval of the Corporation's shareholders under applicable law or under the rules and regulations of the New York Stock Exchange.

    No amendment of the Plan may, without the consent of the Optionee or Outside Director, make any changes in any outstanding Option or Director Option theretofore granted under the Plan which would adversely affect the rights of such Optionee or Outside Director.

    11. TERMINATION. The Board of Directors of the Corporation may terminate the Plan at any time and no Option or Director Option shall be granted thereafter. Such termination, however, shall not affect the validity of any Option or Director Option theretofore granted under the Plan.

    12. SUCCESSORS. The Plan shall be binding upon the successors and assigns of the Corporation.

    13. GOVERNING LAW. The terms of Options and Director Options granted hereunder and the rights and obligations hereunder of the Corporation, the Optionees and Outside Directors and their successors in interest shall, except to the extent governed by federal law, be governed by Indiana law without regard to conflict of law rules.

    14. GOVERNMENT AND OTHER REGULATIONS. The obligations of the Corporation to issue or transfer and deliver shares of Common Stock under Options or Director Options granted under the Plan shall be subject to compliance with all applicable laws, governmental rules and regulations, and administrative action.

    15. EFFECTIVE DATE. The Plan became effective on July 9, 1996 and was amended and restated on January 20, 1997; provided, however, that the validity of Options and Director Options under the Plan is conditional upon the approval of the Plan by the Corporation's shareholders on or before July 9, 1997 and the Options and Director Options granted pursuant to the Plan may not be exercised until the Board of Directors of the Corporation has been advised by counsel that such approval has been obtained and all other applicable legal requirements have been met; provided, further, that if shareholder approval does not occur on or before July 9, 1997, the Plan, all outstanding Options and any related stock appreciation rights and Director Options shall be deemed terminated.

                             HILLENBRAND INDUSTRIES, INC.
          Proxy for Annual Meeting Of Shareholders To Be Held April 8, 1997
                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned appoints Daniel A. Hillenbrand and W August Hillenbrand, or either of them, with full power of substitution, as proxies to vote all the shares of the undersigned at the Annual Meeting of Shareholders of Hillenbrand Industries, Inc. (the "Company") to be held at the Sherman House in Batesville, Indiana 47006, on April 8, 1997 at 10:00 a.m., local time, and at any adjournments of the meeting, on the following matters:

    (1) Election of director nominees Peter F. Coffaro, Edward S. Davis, Leonard Granoff and W August Hillenbrand to serve three year terms as directors.
         / /  FOR ALL NOMINEES         / /  WITHHOLD AUTHORITY
         (except as marked to the contrary below)

         (INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name on the line provided below.)

                         -----------------------------------

    (2) Approval of the Hillenbrand Industries, Inc. 1996 Stock Option Plan, as amended and restated.
         / /  FOR            / /  AGAINST             / /  ABSTAIN

    (3) Ratification of the appointment of Price Waterhouse LLP as independent auditors.
         / /  FOR            / /  AGAINST             / /  ABSTAIN

    (4) In their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

            THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

                     (continued and to be signed on reverse side)

              ----------------------------------------------------------

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR ITEMS 1, 2 AND 3. IF ANY DIRECTOR NOMINEE SHOULD BE UNABLE TO SERVE, THE SHARES WILL BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS COMES BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS.

                                       -----------------------------
                                       Signature

                                       -----------------------------
                                       Signature if held jointly

                                       Please sign name and title exactly
                                       as shown on label on this proxy card.

                                       Dated:                    , 1997
                                             --------------------

IMPORTANT: This proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy promptly in the enclosed envelope. When signing as attorney, executor, administrator, trustee, partner, officer or guardian, please give your full title. If shares are held jointly, all holders must sign the proxy. No postage is required if mailed in the United States.